Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Media:
Patrick Fitzgerald
Mylan Laboratories Inc.
724.514.1800
Investors:
Kris King
Mylan Laboratories Inc.
724.514.1800
MYLAN LABORATORIES INC. ANNOUNCES
UPCOMING RETIREMENT OF LOUIS J. DEBONE
PITTSBURGH, PA — April 7, 2006 —Mylan Laboratories Inc. (NYSE: MYL) today announced that President and Chief Operating Officer Louis J. DeBone will retire later this year after a distinguished 30-year career with the Company. Mr. DeBone intends to retire on September 1, and he has agreed to continue to serve in his role during the search and transition period for his replacement. Mylan has retained the New York office of Korn/Ferry International to lead the search to replace Mr. DeBone.
Mr. DeBone joined Mylan in 1976. He has held several senior-level positions within the organization leading up to his appointment as President and Chief Operating Officer in 2002.
Mr. DeBone commented: “I am proud to have played a role in the growth and success of Mylan over the past 30 years. Mylan has been and continues to be a driving force in the establishment and growth of the generic pharmaceutical industry. This industry is now saving consumers and our nation billions of dollars in healthcare costs every year. I am committed to working closely with the senior management team and my successor during this transition period and beyond.”
Robert J. Coury, Mylan’s Vice Chairman and Chief Executive Officer, commented: “Lou has made invaluable contributions to the growth and success of Mylan during his distinguished career. We thank him for his 30 years of leadership and service, and wish him well as he enjoys his retirement.”

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About Mylan Laboratories
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories, Inc. that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.
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